EXHIBIT 99.1

Predictive Oncology Reports Third Quarter Financial Results

EAGAN, Minn., Nov. 10, 2021 (GLOBE NEWSWIRE) -- Results from the third quarter show strong potential for future growth, said Predictive Oncology (Nasdaq: POAI) today, announcing financial results for the quarter ended September 30, 2021. All three of Predictive Oncology’s reportable segments recognized revenue for the quarter, and the loss per common share was reduced to $0.08, compared to $0.46 for the same period in 2020.

The knowledge-driven company, which is applying artificial intelligence (“AI”) to personalized medicine and drug discovery, also provided an update on its business activities. Highlights from the quarter include:

  Net increase in cash and equivalents amounting to $41 million in the nine months ended September 30, 2021, compared to $2.3 million for the same period in 2020.
  No outstanding debt.
  Subsidiary Helomics used data from 100,000 Genomes Project to better predict ovarian cancer outcomes.
  Introduced Raymond F. Vennare, accomplished senior executive, board director and biotechnology entrepreneur as newest member of the Board of Directors.

“We are looking forward to the outcome of our Discovery 21 program, which we believe will realize our goal of providing pharmaceutical companies with a quicker, less costly means to drug discovery,” said J. Melville Engle, the Company’s Chairman and Chief Executive Officer. “We expect our CoRE™ platform to disrupt pharma, with our AI technology leading to new discoveries that will drive steady growth in our business segments.”

Q3 2021 Financial results

The Company recorded revenue of $313,663 for the quarter, compared to $480,757 for the same quarter in 2020. The difference was largely due to fewer STREAMWAY System units being sold in its Skyline Medical business, the segment that typically generates most of the Company’s current revenue.

G&A expenses decreased $165,176 for the three months ended September 30, 2021, compared to 2020, and $856,719 for the nine months ended September 30, 2021, compared to 2020.

The gross profit margin was approximately 65% and 63% in the three and nine months ended September 30, 2021, respectively, roughly equivalent to the prior year.

Operations expense increased by $80,169 to $648,935 in the three months ended September 30, 2021 compared to 2020, primarily due to higher staff and AI computing costs. These were partially offset by lower consulting expenses.

Net cash used in operating activities was $8,464,821 and $9,953,785 for the nine months ended September 30, 2021 and September 30, 2020, respectively. Cash used in operating activities decreased in the 2021 period primarily because of the decrease in cash used for working capital and the lower operating costs related to the Helomics and Skyline business.

The Company’s quarterly sales and marketing expenses increased by $51,355 for the quarter to $172,869 compared to the same period in 2020. This was a direct result of increased advertising and promotion including website development, market research and trade shows, offset by lower commissions expenditures in the Skyline Medical business.

About Predictive Oncology Inc.
Predictive Oncology (NASDAQ: POAI) operates through three segments (Skyline, Helomics, and Soluble Biotech), which contain four subsidiaries: Helomics, TumorGenesis, Skyline Medical and Soluble Biotech.

Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. TumorGenesis Inc. specializes in media that help cancer cells grow and retain their DNA/RNA and proteomic signatures, providing researchers with a tool to expand and study cancer cell types found in tumors of the blood and organ systems of all mammals, including humans. Skyline Medical markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. Soluble Biotech is a provider of soluble and stable formulations for proteins including vaccines, antibodies, large and small proteins and protein complexes.

Forward-Looking Statements:
Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$41,771,515	$678,332
Accounts Receivable	275,193	256,878
Inventories	397,976	289,535
Prepaid Expense and Other Assets	595,224	289,490
Total Current Assets	43,039,908	1,514,235

Fixed Assets, net	3,810,640	3,822,700
Intangibles, net	3,199,047	3,398,101
Lease Right-of-Use Assets	961,419	1,395,351
Other Long-Term Assets	179,096	116,257
Goodwill	-	2,813,792
Total Assets	$51,190,110	$13,060,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$1,029,545	$1,372,070
Notes Payable – Net of Discounts of $0 and $244,830	-	4,431,925
Accrued Expenses and other liabilities	940,892	2,588,047
Derivative Liability	225,498	294,382
Deferred Revenue	152,546	53,028
Lease Liability	637,352	597,469
Total Current Liabilities	2,985,833	9,336,921

Lease Liability – Net of current portion	388,473	845,129
Other long-term liabilities	30,898	235,705
Total Liabilities	3,405,204	10,417,755

Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 and 79,246 shares outstanding	792	792
Common Stock, $.01 par value, 200,000,000 and 100,000,000 shares authorized, 65,457,484 and 19,804,787 outstanding	654,575	198,048
Additional paid-in capital	167,413,309	110,826,949
Accumulated Deficit	(120,283,770)	(108,383,108)

Total Stockholders’ Equity	47,784,906	2,642,681

Total Liabilities and Stockholders’ Equity	$51,190,110	$13,060,436

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$313,663	$480,757	$944,187	$958,484
Cost of goods sold	110,165	175,206	350,800	353,124
Gross profit	203,498	305,551	593,387	605,360

General and administrative expense	2,061,458	2,226,634	7,410,208	8,266,927
Operations expense	648,935	568,766	1,791,543	1,638,635
Sales and marketing expense	172,869	121,514	447,298	518,938
Loss on goodwill impairment	2,813,792	2,997,000	2,813,792	2,997,000
Total operating loss	(5,493,556)	(5,608,363)	(11,869,454)	(12,816,140)
Other income	58,830	44,926	144,122	97,894
Other expense	(7,413)	(2,147,057)	(244,214)	(3,993,969)
Gain (loss) on derivative instruments	4,122	1,402,768	68,884	1,007,794
Gain on notes receivables associated with asset purchase	-	-	-	1,290,000
Net loss	$(5,438,017)	$(6,307,726)	$(11,900,662)	$(14,414,421)
Deemed dividend	-	554,287	-	554,287
Net loss attributable to common shareholders per common shares-basic and diluted	$(5,438,017)	$(6,862,013)	$(11,900,662)	$(14,968,708)
Loss per common share basic and diluted	$(0.08)	$(0.46)	$(0.23)	$(1.51)
Weighted average shared used in computation - basic	65,406,312	15,026,789	51,272,960	9,935,738

Investor Relations Contact:

Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net